Exhibit 4.8

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of October 27, 2017, between Vertiv Intermediate Holding Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 9, 2017, providing for the issuance of 12.00%/13.00% Senior PIK Toggle Notes due 2022 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture permits the Issuer and the Trustee to enter into a supplemental indenture with the consent of the Holders of not less than a majority in principal amount of the then outstanding Notes;

WHEREAS, the Company and Vertiv Group Corporation have solicited and received consents upon the terms and subject to the conditions set forth in the Consent Solicitation Statement, dated October 23, 2017 (the “Consent Solicitation Statement”) from Holders representing not less than a majority in principal amount of the outstanding Notes to the amendments contemplated hereby;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee and the Company are authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO INDENTURE. The terms of the Indenture shall be amended as set forth in this Section 2; provided, however, that the amendments set forth below shall become effective only upon the payment of the Consent Consideration (as defined in the Consent Solicitation Statement) to the Information and Tabulation Agent (as defined in the Consent Solicitation Statement) for the consenting Holders of Notes for which the Consent Solicitation (as defined in the Consent Solicitation Statement) is consummated. For the avoidance of doubt, if the Consent Consideration has not been paid on or before November 30, 2017, the amendments set forth below will not be effective and the Indenture will remain unchanged. Where applicable, additions to the Indenture are represented in bolded underline and deletions represented in strikethrough.

(a) Section 1.01 of the Indenture shall be amended to include the following definitions:

““ASCO Sale” means the sale or other disposition by the Company and its Restricted Subsidiaries of the Equity Interests of certain Subsidiaries, and related assets, comprising the Company’s ASCO division pursuant to the Securities and Asset Purchase Agreement, dated as of July 27, 2017, between the Company and Schneider Electric USA, Inc.”

““ASCO Transactions” means, collectively, (a) the entry by the Company, the guarantors party thereto and the trustee under the Company Notes Indenture into a supplemental indenture to the Company Notes Indenture, dated on or about the date of the consummation of the ASCO Sale, the performance of the obligations thereunder and the consent solicitation process undertaken with respect thereto, (b) the entry by the Issuer and the Trustee into a supplemental indenture to this Indenture, dated on or about the date of the consummation of the ASCO Sale, the performance of the obligations thereunder and the consent solicitation process undertaken with respect thereto, (c) the prepayment by the Company of $500.0 million of Indebtedness under the Company Term Loan Credit Agreement with the Net Proceeds of the ASCO Sale, (d) the entry by the Company and the guarantors party thereto into an amendment to the Company Term Loan Credit Agreement, dated on or about the date of the consummation of the ASCO Sale, the performance of the obligations thereunder and the amendment process undertaken with respect thereto, (e) the making of a one-time Restricted Payment by the Company (for further distribution by any direct or indirect parent company of the Company (including the Issuer) to the Sponsor or the other relevant holders of Equity Interests) in an amount not to exceed $600.0 million with the Net Proceeds of the ASCO Sale and (f) the payment of all fees and expenses related thereto.”

(b) Section 4.07 of the Indenture shall be amended by (i) deleting the “and” at the end of clause (b)(20) thereof, (ii) inserting an “and” at the end of clause (b)(21) thereof and (iii) inserting a new clause (b)(22) at the end of Section 4.07(b) as follows:

“(22) the making of any Restricted Payments in connection with the ASCO Transactions as contemplated by the definition thereof (including any Restricted Payments to the extent necessary to fund the payment of any fees and expenses payable in connection therewith);”

(c) Section 4.07(b)(1) of the Indenture shall be amended as follows:

“(1) contractual encumbrances or restrictions of the Issuer or any of its Restricted Subsidiaries (i) in effect on the Issue Date or (ii) pursuant to the Company Notes, the Company Senior Credit Agreements and other documents relating to the Company Notes and the Company Senior Credit Agreements (including, for the avoidance of doubt, any additional encumbrances or restrictions that become effective pursuant to any amendments to such instruments, agreements and documents entered into in connection with the ASCO Transactions);”

(d) Section 4.07 of the Indenture shall be further amended to include a new paragraph (d) at the end thereof as follows:

“(d) Notwithstanding anything to the contrary in this Indenture, from and after the date of the consummation of the ASCO Sale, the Issuer will not be permitted to make any Restricted Payment constituting a dividend or other payment or distribution on account of the Issuer’s Equity Interests in reliance on Sections 4.07(a)(z) or 4.07(b)(16).”

(e) Section 4.09(b)(1) of the Indenture shall be amended as follows:

“(1) the incurrence by the Company or its Restricted Subsidiaries of Indebtedness under any Credit Agreement, the guarantees thereof and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate outstanding principal amount not to exceed the sum of (i) ~~$2,810.0 million~~ $2,310.0 million, plus (ii) up to an aggregate amount not to exceed at any one time outstanding, the greater of (x) $550.0 million (this clause (ii) to be limited to Indebtedness under any Credit Agreement that is in the form of a revolving credit facility, including without limitation asset-based and cash flow revolving facilities) and (y) the Borrowing Base as of the date of such incurrence, less, in each case of this clause (ii), the aggregate amount under Securitization Transaction incurred by a Securitization Entity;”

(f) The first sentence of Section 4.10(b) of the Indenture shall be amended as follows:

“(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale (other than the ASCO Sale, the Net Proceeds of which shall be permitted to be applied by the Company or the Issuer, as applicable, to finance the ASCO Transactions or for other corporate purposes of the Company), the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:”

(g) The first sentence of Section 4.10(c) Indenture shall be amended as follows:

“(c) Any Net Proceeds from Asset Sales (other than the ASCO Sale, the Net Proceeds of which shall be permitted to be applied by the Company or the Issuer, as applicable, to finance the ASCO Transactions or for other corporate purposes of the Company) that are not applied or invested as provided in Section 4.10(b) hereof will constitute “Excess Proceeds”; provided that any amount of proceeds offered to Holders in accordance with Section 4.10(b)(2) or pursuant to an Asset Sale Offer made at any time after the Asset Sale shall be deemed to have been applied as required and shall not be deemed to be Excess Proceeds without regard to the extent to which such offer is accepted by the Holders.”

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder the Company, as such, will have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

4. NEW YORK LAW TO GOVERN. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

5. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals and statements contained herein, all of which recitals are made solely by the Company, and the Trustee assumes no responsibility for their correctness.

8. SUCCESSORS. All agreements of the Company in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

VERTIV INTERMEDIATE HOLDING CORPORATION

By:	/s/ Mary Ann Sigler
Name: Mary Ann Sigler
Title: President and Treasurer

[Signature Page to First Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: LAWRENCE M. KUSCH
Title: VICE PRESIDENT

[Signature Page to First Supplemental Indenture]